Exhibit 10.116

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement") is entered into on June 12, 2023 by and between Marquis Industries, Inc., a Georgia corporation, "Marquis" or the "Employer", and Gary C. Graham, Jr., a Tennessee resident, "Graham", and their respective heirs, successors, and permitted assigns; each a “Party” and collectively the “Parties”.

WITNESSETH:

WHEREAS, the Parties previously entered into an employment agreement dated July 29, 2019, as amended; and

WHEREAS, the Parties desire to amend and restate the employment agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree upon the following terms of employment of Graham by Employer:

1.            Position and Duties.

During the Term (as defined below), Graham shall serve as Co-Chief Executive Officer and shall report to Jon Isaac ("Isaac") and the Board of Directors (the "Board") of Marquis Affiliated Holdings, LLC, "Holdings". Graham shall be primarily responsible for (i) overseeing sales, marketing and sales personnel of all Marquis divisions, (ii) overseeing growth initiatives, (iii) monitoring sales reporting of sales personnel and management, (iv) implementing prices, (v) managing product offering and mix, (vi) controlling sales and marketing expense, and (vii) driving sales and marketing strategy. Graham shall diligently perform such duties, together with such other duties as may be reasonably required from time to time by Isaac, which duties shall be consistent with his position as set forth above. Graham shall from time to time report to Isaac and the Board on all matters within his knowledge that should be brought to Isaac's and the Board's attention. Graham shall see that all resolutions and orders of the Board are carried into effect and, in connection with the foregoing, shall be authorized to delegate to the other officers and employees of, or consultants to, Employer such of his powers and duties as he deems advisable. Graham shall, if requested, also serve as an officer or director of any subsidiary of Marquis for no additional compensation, provided that service as an officer or director of any such subsidiary shall not substantially expand the duties of Graham under this Agreement. Graham's principal place of work shall be 242 Treadwell Road, Chatsworth, Georgia 30705 unless otherwise mutually agreed by the Parties.

2.            Term.

Graham shall continue to be employed by Employer hereunder for a term commencing on June 1, 2023 (the “Effective Date”) and expiring on May 31, 2028, unless terminated earlier pursuant to Section 5 or Section 6 of this Agreement. The period during which Graham is employed by Employer hereunder is referred to herein as the "Term". The Term may be extended by mutual agreement of the Parties.

3.            Salary, Benefits and Bonus Opportunities.

Salary and Benefits

Graham shall be paid an annual salary of Four Hundred Twenty-Five Thousand Dollars ($425,000,) (the “Base Salary”), payable in periodic installments in accordance with the Employer's customary payroll practices. Graham shall be entitled to (i) a car allowance of One Thousand Dollars ($1,000) per month during the Term, (ii) family health and dental insurance at Employer's expense, and other benefits offered to Employer's executive management, (iii) a $1.0 million term life insurance policy provided by or paid for in full by Employer, and (iv) a family membership to the Bradley Wellness Center paid for in full by Employer.

Quarterly Bonus

A performance bonus, if any, shall be earned quarterly (the "Quarterly Bonus") commencing with the First Production Bonus Period (defined below) as follows and in accordance with the terms of this Section 3.

Any Quarterly Bonus shall be calculated by multiplying 12% by the increase in Marquis’ Pre-Tax Income (defined below) over the Pre-Tax Income of the immediately previous quarter and shall be paid within thirty (30) days of publication of the respective quarterly financials. Notwithstanding, a Quarterly Bonus shall be reduced to the extent the gross amount of such Quarterly Bonuses, plus Base Salary, would exceed One Million Dollars ($1,000,000) for any fiscal year ending September 30. For the avoidance of doubt, the gross Quarterly Bonus payments and Annual Base Salary earned shall not exceed One Million Dollars ($1,000,000) in a given fiscal year ending September 30.

"Pre-Tax Income" means, with respect to each Quarterly Bonus, gross profit less operating expenses, all depreciation and amortization expense, and interest expense, with addbacks for any imputed interest expense attributable to dividends paid to Live Ventures Incorporated (“Live”) throughout the fiscal year (such interest expense to drop after one year) and any other adjustments the Parties, in good faith, mutually determine are appropriate. For the avoidance of doubt, any distributions to Live will be assumed to be drawn on the revolver (unless the distribution is made out of excess cash held at Marquis) and dropped after one year, and any interest expense, based on the prevailing revolver interest rate, will be computed for the Production Bonus Period, and added back to Pre-Tax Income, if such interest exists.

“Production Bonus Period” means the financial reporting quarter (three-month period) of Live.

"First Production Bonus Period" means the three-month period commencing on October 1, 2023 and ending on December 31, 2023.

One-Time Bonus

Graham shall be entitled to a one-time bonus of Seventy-Five Thousand Dollars ($75,000), to be paid within ten (10) days after September 30, 2023.

Change of Control Bonus

In the event of a Double Trigger Change of Control (as defined below), Marquis shall pay Graham an amount equal to two times Base Salary within ten (10) business days following termination of employment.

"Change of Control" means: (i) the sale, lease, exchange, transfer or other disposition, including the disposition of Marquis through bankruptcy proceedings (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by Marquis's Board of Directors,) of all or substantially all of Marquis' property and assets; provided that any sale, lease, exchange, or other disposition of property or assets exclusively between or among Marquis and any direct or indirect subsidiary or subsidiaries of Marquis shall not be deemed a "Change of Control"; and (ii) the merger, consolidation, business combination, or other similar transaction of Marquis with any other entity; provided, however, that a merger, consolidation, business combination, or other similar transaction that would result in (a) the voting securities of Marquis outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50% of the total voting power represented by the voting securities of the surviving entity and (b) more than 50% of the total number of outstanding shares of the surviving entity's capital stock, in the case of clauses (a) and (b) above as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of Marquis immediately prior to the merger, consolidation, business combination, or other similar transaction own voting securities of Marquis, the surviving entity or its parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of Marquis immediately prior to the transaction shall not be deemed a "Change of Control", and solely for purposes of this proviso, so long as there is no (i) material reduction, without Graham's consent, of Graham's base salary, unless the reduction is generally applicable to substantially all senior executives of Marquis, (ii) material reduction on an aggregate basis of the benefits provided to Graham under Marquis's benefits plans, unless the reduction is generally applicable to substantially all senior executives of Marquis, (iii) substantial diminution in Graham's authority or duties that is materially inconsistent with his position of Co-Chief Executive Officer prior to such Change of Control without Graham's consent; and (iv) relocation of more than fifty (50) miles from Graham's principal place of work that also increases the commute from Graham's principal residence by more than fifty (50) miles (each of such a “Good Reason”).

Double Trigger Change of Control” means that within twelve (12) months of a Change of Control, Graham’s employment is terminated by Marquis without Cause (defined below) or by Graham for Good Reason.

Transaction Bonus

Should a Change of Control event occur during the Term, resulting in the sale of Marquis for a purchase price of at least One Hundred Million Dollars ($100,000,000), Marquis shall pay Graham an amount equal to his Base Salary within ten (10) business days following the close of such Change of Control event.

Taxes and Withholding

All amounts payable to Graham under this Section 3 shall be subject to all required federal, state, and local withholdings, payroll deductions, and taxes and requirements under applicable laws.

4.            Exclusivity.

During the Term, Graham shall work full time for Employer and shall not consult, advise, or otherwise engage in any other business activity other than serving as an officer or director of any subsidiary of Marquis or providing other service to one or more organizations that are qualified under Section 501 (c)(3) of the Internal Revenue Code.

5.            Termination for Cause.

Employer may terminate Graham’s employment for Cause. "Cause" shall be defined as: (i) abandonment or willful failure to perform Graham's duties as described herein; (ii) embezzlement, misappropriation, fraud, or dishonesty involving Marquis' business; (iii) violation of any law involving Marquis that has an adverse impact on the business or reputation of Marquis or its parent or any of its subsidiaries or affiliates; (iv) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (v) commission of an act of fraud; (vi) suspension or bar by the U.S. Securities and Exchange Commission or Financial Industry Regulatory Authority from employment or association with a publicly-traded company; or (vii) breach of a material provision of this Agreement without cure by Graham within thirty (30) days from the date written notice of the alleged breach has been given to Graham by Employer.

6.            Termination for Death or Disability.

Employer may terminate Graham without Cause, including, but not limited to, in the event that Graham becomes permanently disabled or is prevented by injury or sickness from attention to his duties hereunder for six consecutive weeks or more (collectively, "Disability"). Graham's employment hereunder shall terminate automatically in the event of his death during the Term.

7.            Impact of Termination.

If Graham’s employment is terminated by the Employer for Cause pursuant to Section 5 or without Cause, including by reason of Graham's Disability prior to the expiration of the Term, his accrued but unpaid salary shall be paid through the date of termination. If Graham is terminated by Employer without Cause other than because of Graham's death or Disability, Graham shall continue to receive (i) his unpaid Base Salary for a period of twelve (12) months following such termination; and (ii) fully paid family coverage of health and dental insurance at Employer's expense until the earlier of twelve (12) months after such termination or the date of Graham's subsequent employment. After termination of employment for any reason, Graham shall (a) return or cause to be returned any personal computer used by him to the Employer and return, or cause to be returned, to the Employer all personal property of the Employer (except his cell phone, which Graham may retain) and all documents and materials belonging to the Employer and stored in any fashion, whether or not those constitute or contain any Confidential Information or Work Product (as such terms are defined below), that are in the possession, custody, or control of Graham, whether they were provided to Graham by the Employer or any of its business associates or created by Graham in connection with his employment by Employer, (b) delete or destroy all copies of any such documents and materials not returned to the Employer that remain in Graham's possession or control, including those stored on any non-Employer devices, networks, storage locations, and media in Graham's possession or control (including the retained cell phone), (c) execute (and not revoke) a mutually agreeable general release of claims in favor of the Employer and (d) comply with post-termination obligations and terms of release.

Upon termination of Graham's employment hereunder for any reason, Graham shall be deemed to have resigned from all positions that Graham holds as an officer or member of the board of directors (or a committee thereof) of the Employer and any of its subsidiaries or affiliates.

8.            Covenants Not to Compete, Solicit or to Use or Disclose Confidential Information

8.1            Definitions.

For purposes of this Section 8:

"Compete" means to, directly or indirectly, own, manage, control, or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any Competitor, or otherwise directly or indirectly engage in any Restricted Business targeted to the Restricted Area.

"Competitor" means any person or entity (other than Employer or its subsidiaries) who undertakes any Restricted Business in the Restricted Area, regardless of whether or not the Competitor is physically located inside or outside the Restricted Area.

"Confidential Information" means and includes any and all of the following information, whether in writing, orally, electronically or otherwise: (i) all information that is a trade secret under applicable trade secret or other law; (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans. computer hardware, software source and object code and computer software, and database technologies, systems, structures, and architectures; (iii) all information concerning the business and affairs of Holdings, Marquis, or any subsidiary or affiliate of Marquis (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants' materials, historical, current, and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel, and personnel training techniques and materials, however documented); and (iv) all notes, analyses, compilations, studies, summaries, and other material prepared by any person or entity to the extent containing or based, in whole or in part, upon any information included in the foregoing. "Confidential Information" does not include information that is or becomes publicly known or available through no wrongful act of Graham.

"Customer" means any current, former, or prospective customer of Holdings, Marquis, or any subsidiary of Marquis.

"Marquis Business" means, individually and collectively, all businesses that Marquis or any of its subsidiaries conducts or has conducted or has undertaken or planned to conduct or undertake, including the extrusion and sale of specialty yams and the manufacture and sale of carpet, rugs, and hard surfaces through multiple distribution channels, as such business may be expanded or changed during the Term.

"Restricted Area" means within five hundred (500) miles of Graham's principal place of work at the time of termination of this Agreement.

"Restricted Business" means any business that is competitive with the Marquis Business in the Restricted Area.

"Restriction Period" means the period commencing on the Effective Date of this Agreement and ending on the date that is the second anniversary of the date of termination of this Agreement.

8.2            Covenant Not to Compete.

Commencing on the Effective Date of this Agreement and ending on the date that is the first anniversary of the date of termination of this Agreement, Graham shall not Compete. Notwithstanding the foregoing, Graham is permitted to own up to five percent (5%) of the outstanding capital stock or other equity interests of any publicly traded entity that is or, during any relevant period becomes, a Competitor.

8.3            Covenant Not to Solicit Customers or Employees.

During the Restriction Period, Graham shall not, directly or indirectly, for himself or another, (i) solicit Customers for any purpose related to a Restricted Business or (ii) solicit the employment of, assist in the soliciting of the employment of, or otherwise solicit the association in business with, any employee or officer of Holdings, Marquis, or any subsidiary or affiliate of Marquis, or induce any person who is an employee, officer, agent, or contractor of Holdings, Marquis, or any subsidiary or affiliate of Marquis, to terminate such relationship, or to join with Graham or any other person or entity for the purpose of leaving the employ or such other relationship with Holdings, Marquis, or any subsidiary or affiliate of Marquis.

8.4            Covenant Not to Use or Disclose Confidential Information.

Graham shall not, directly or indirectly, during the Restriction Period release or divulge any Confidential Information whatsoever relating to Holdings, Marquis, or any subsidiary or affiliate of Marquis to any person or entity other than Holdings, Marquis, or any subsidiary or affiliate of Marquis without the prior written consent of Holdings, unless compelled to do so by legal process or subpoena or in the performance of Graham's duties under this Agreement consistent with the Employer's policies or (ii) use any Confidential Information of Holdings, Marquis, or any subsidiary or affiliate of Marquis for Graham's own benefit or for the benefit of any person or entity other than Holdings, Marquis, or any subsidiary or affiliate of Marquis.

8.5         Non-disparagement.

Graham agrees and covenants that he will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning Employer or any of its subsidiaries or affiliates or any of the businesses, employees, officers, existing and prospective customers, suppliers, investors, and other associated third parties of Employer or any of its subsidiaries or affiliates.

8.6         Covenants Extended Pursuant to Execution and Delivery of this Agreement.

For purposes of this Section 8:

(a)          Graham acknowledges and agrees that the obligations of this Section 8 are necessary in order to protect the legitimate business interests of the Employer and such obligations are reasonably related to such end.

(b)          Graham understands that the nature of his position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with Holdings and Marquis. Graham understands and acknowledges that the services he is to provide to Holdings and Marquis are unique, special, or extraordinary. Graham further understands and acknowledges that the ability of Holdings and Marquis to reserve these for the exclusive knowledge and use of Holdings and Marquis is of great competitive importance and commercial value to Holdings and Marquis, and that improper use or disclosure by Graham is likely to result in unfair or unlawful competitive activity.

(c)          Graham further acknowledges that the amount of his compensation reflects, in part, his obligations and the rights of Holdings and Marquis under this Section 8; that he has no expectation of any additional compensation of any kind not otherwise referenced herein; and that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of this Section 8 or the enforcement thereof by Holdings or Marquis.

8.7          Injunctive Relief.

In the event of any breach or threatened breach of the covenants set forth in this Section 8, Graham acknowledges that the damage to the Employer would be irreparable and that the Employer would be entitled to immediate injunctive relief from any court of competent jurisdiction, without the necessity of posting bond or showing any actual damages or that money damages would not afford an adequate remedy, to staunch the damage caused by the breach. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

9.            Proprietary Rights.

9.1.        Work Product.

Graham acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas, and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by Graham, individually or jointly with others, during the period of his employment by Employer and relating in any way to the Marquis Business or research or development for the Marquis Business (regardless of when or where the work product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical, and electronic copies, all improvements, rights, and claims related to the foregoing, and other tangible embodiments thereof (collectively, "Work Product"), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), mask works, patents, and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions. continuations-in-part, reissues, extensions, and renewals thereof (collectively, "Intellectual Property Rights"), shall be the sole and exclusive property of Employer.

9.2            Work Made for Hire; Assignment.

Graham acknowledges that, by reason of being employed by Employer at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is "work made for hire" is defined in 17 U.S.C. § 101 and such copyrights are therefore owned by Employer. To the extent that the foregoing does not apply, Graham hereby irrevocably assigns to Employer, for no additional consideration, Graham's entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit Employer's rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than Employer would have had in the absence of this Agreement.

9.3            Further Assurances; Power of Attorney.

During and after his employment, Graham agrees to cooperate reasonably with Employer to (i) apply for, obtain, perfect, and transfer to Employer the Work Product as well as an Intellectual Property Rights in the Work Product in any jurisdiction in the world and (ii) maintain, protect, and enforce the same, including, without limitation, executing and delivering to Employer any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by Employer. Graham hereby irrevocably grants Employer power of attorney to execute and deliver any such documents on Graham's behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to Employer and further the transfer, issuance, prosecution, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Graham does not promptly cooperate with Employer's request (without limiting the rights Employer shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Graham's subsequent incapacity.

9.4            No License.

Graham understands that this Agreement does not, and shall not be construed to, grant Graham any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to him by Employer.

10.            Miscellaneous.

10.1            Titles Descriptive; Interpretation.

Titles are descriptive and not substantive parts of this Agreement. For purposes of this Agreement, (i) the words "include," "includes," and "including" shall be deemed to be followed by the words "without limitation"; (ii) the word "or" is not exclusive; and (iii) the words "herein," "hereof," "hereby," "hereto," and "hereunder" refer to this Agreement as a whole.

10.2            Negotiated Agreement.

The Parties have each been represented by counsel, and this Agreement has been negotiated and shall not be construed against one Party or the other.

10.3            Governing Law.

This Agreement shall be governed by Georgia law without regard to its choice of law provisions.

10.4            Severability.

If any portion of this Agreement is held illegal or unenforceable, such portion or portions shall be absolutely and completely severable from all other provisions of this Agreement, and such other provisions shall constitute the agreement of the Parties with respect to the subject matter hereof. On such determination that a portion of this Agreement is illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of such Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.5            Counterparts, Signatures.

This agreement may be executed in any number of counterparts, each of which when executed and delivered, either physically or electronically, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. The Parties agree that electronic signatures shall have the same legal effect as handwritten signatures. Any electronic signature provided by a Party to this agreement, whether through email, electronic document signing platform, or any other electronic means, shall be deemed to be the original signature of that Party.

10.6            Arbitration.

The Parties have agreed that any dispute arising out of or relating to this Agreement (a "Dispute") shall be resolved in accordance with the procedures set forth in this Section 10.6. Until completion of such procedures, no Party hereto may take any action not contemplated herein to force a resolution of the Dispute by any judicial, arbitral, or similar process, except to the limited extent necessary to (i) avoid expiration of a claim that might eventually be permitted hereby or obtain interim relief, including injunctive relief, to preserve the status quo or prevent irreparable harm. All communications between the Parties hereto or their representatives in connection with the attempted resolution of any Dispute shall be confidential and deemed to have been delivered in furtherance of Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence (whether as an admission or otherwise) in any arbitral or other proceeding for the resolution of the Dispute or otherwise. Disputes shall be finally settled by arbitration before a single arbitrator using the Commercial Arbitration Rules of the American Arbitration Association ("AAA") as then in effect (the "Arbitration Rules"); as modified by and subject to the provisions of this Section 10.6. The arbitration shall take place in Atlanta, Georgia. Any court of competent jurisdiction shall have authority to enter its order enforcing the award of the arbitrator (the "Underlying Award"), which shall be final and binding on the Disputing Parties, subject to the following sentence. Notwithstanding anything to the contrary in this Section 10.6, the Parties agree: that the Underlying Award may be appealed pursuant to the AAA's Optional Appellate Arbitration Rules (the "Appellate Rules"); that the Underlying Award rendered by the arbitrator shall, at a minimum, be a reasoned award; and that the Underlying Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Any such appeal must be initiated within thirty (30) days of receipt of an Underlying Award, by filing a notice of appeal pursuant to the Appellate Rules with any AAA office. Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof.

On receipt of a notice of a Dispute, the Parties (each, a Disputing Party") shall initially participate in a mandatory mediation period. If such mediation does not resolve the Dispute within ten (10) days (or any mutually agreed extension thereof.), the arbitration process shall be commenced by the initiating Disputing Party giving written notice to the other Disputing Party of its intention to arbitrate (a "Demand"). The Dispute shall be decided by one arbitrator designated by the Disputing Parties as follows. If the Disputing Parties are able to agree upon such arbitrator within twenty-one (21) days after the Demand has been received by one Disputing Party from the initiating Disputing Party, the Dispute shall be submitted to such arbitrator. If the Disputing Parties are unable so to agree upon such arbitrator within such period for any reason, AAA is authorized hereby to select an arbitrator within ten (10) days after the expiration of such twenty-one (21)-day period, which selection shall be made in accordance with the Arbitration Rules. The administrative fee of AAA and the compensation and all other costs and expenses of the arbitrator shall be paid by the Disputing Party that is not the substantially prevailing Disputing Party in the Dispute and the substantially prevailing Disputing Party in the Dispute shall be entitled to recover from the other Disputing Party (and the arbitrator may so award the substantially prevailing Disputing Party) any or all fees, costs, and expenses incurred by the substantially prevailing Disputing Party in connection with the Dispute, including reasonable attorneys' fees.

10.7            No Waiver, No Amendment.

No waiver shall be effective against any Party hereto unless signed by the Party against whom the waiver is asserted. No amendment to this Agreement shall be effective unless signed by the Parties. No waiver by any Party hereto shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

10.8            Time is of the Essence.

Time is of the essence in the performance of this Agreement.

10.9            Entire Agreement.

This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the relationship contemplated by this Agreement and supersedes all prior agreements, contracts, representations, warranties, promises, covenants, arrangements, communications, and understandings, oral or written, express or implied, between or among the Parties with respect to the subject matter hereof, including, without limitation, the previously entered into employment agreement dated July 29, 2019, as amended, which shall be deemed null and void, and of no further force or effect whatsoever following the date hereof. This Agreement is the entire agreement between the Parties as to the matters addressed herein.

10.10            Successors and Assigns.

This Agreement is personal to Graham and shall not be assigned by Graham. Any purported assignment by Graham shall be null and void from the initial date of the purported assignment. The Employer may assign this Agreement to any successor or Assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Employer. This Agreement shall inure to the benefit of the Employer and permitted successors and assigns.

10.11            Survival.

Upon the expiration or other termination of this Agreement, the respective rights and obligations of the Parties shall survive such expiration or other termination to the extent necessary to carry out the intentions of the Parties under this Agreement.

[Signature page follows.]

Employer:	Graham:

Marquis Industries, Inc.

/s/ Gary Chester Graham Jr.
Gary C. Graham, Jr.

Date:	June 12, 2023

By:	/s/ Jon Isaac

Name:	Jon Isaac

Title:	Director

Date:	June 14, 2023